Exhibit 99.1

KY USA ENERGY, INC.

(An Exploration Stage Company)

FINANCIAL STATEMENTS

For the periods ended April 30, 2008 and

January 31, 2008 and from Inception to April 30, 2008

KY USA ENERGY, INC.

(An Exploration Stage Company)

KY USA ENERGY, INC.

(An Exploration Stage Company)

Balance Sheets

	April 30, 2008	October 31, 2007
	Unaudited
ASSETS
Current Assets
Cash	$8,029	$30,232

Total current assets	8,029	30,232

Other Assets
Advances to public shell company	100,080	50,040
Proved natural gas properties, using full cost method	1,728,638	1,719,728

Total other assets	1,828,718	1,769,768

Other property and equipment, net	5,000	—

Total assets	$1,841,747	$1,800,000

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities
Accrued liabilities	$59,235	$5,699
Notes payable, due within one year	1,900,000	1,800,000

Total current liabilities	1,959,235	1,805,699

Total liabilities	1,959,235	1,805,699

Stockholder’s Deficit
Common stock, ($0.01 par value; 2,000 shares authorized; 2,000 shares issued and outstanding)	20	20
Additional paid-in capital	1,980	1,980
Deficit accumulated during exploration stage	(119,488)	(7,699)

Total stockholder’s deficit	(117,488)	(5,699)

Total liabilities and stockholder’s deficit	$1,841,747	$1,800,000

KY USA ENERGY, INC.

(An Exploration Stage Company)

Statements of Operations

	Unaudited Three Months Ended April 30, 2008	Unaudited Six Months Ended April 30, 2008	Unaudited From Inception October 5, 2007 thru April 30, 2008
Revenues	$—	$—	$—

General and Administrative Expenses
General and administrative	—	7,550	7,550
Legal and accounting	4,450	61,226	63,226

Loss from operations	(4,450)	(68,776)	(70,776)

Other Expense
Interest expense	(20,383)	(43,013)	(48,712)

Loss before income taxes	(24,833)	(111,789)	(119,488)

Income taxes	—	—	—

Net loss	$(24,833)	$(111,789)	$(119,488)

KY USA ENERGY, INC.

(An Exploration Stage Company)

Statements of Changes in Stockholder’s Deficit

	Common Stock	Additional Paid-in Capital	Deficit Accumulated During Exploration Stage	Total Stockholder’s Deficit
Balance at October 5, 2007	$—	$—	$—	$—
2000 shares of stock issued for services on October 5, 2007 at $0.01 per share	20	1,980		2,000
Net loss for the period	—	—	(7,699)	(7,699)

Balances at October 31, 2007	20	1,980	(7,699)	(5,699)
Net loss for the six months (unaudited)	—	—	(111,789)	(111,789)

Balances at April 30, 2008	$20	$1,980	$(119,488)	$(117,488)

KY USA ENERGY, INC.

(An Exploration Stage Company)

Statements of Cash Flows

	Unaudited Three Months Ended April 30, 2008	Unaudited Six Months Ended April 30, 2008	Unaudited From Inception October 5, 2007 thru April 30, 2008
Cash Flows From Operating Activities
Net loss	$(24,833)	$(111,789)	$(119,488)
Adjustments to reconcile net loss to net cash flows from operating activities:
Common stock issued for services	—	—	2,000
Increase in accrued liabilities	—	53,536	59,235

Net cash flows from operating activities	(24,833)	(58,253)	(58,253)

Cash Flows From Investing Activities
Purchases of other property & equipment	—	(5,000)	(5,000)
Purchases of natural gas leases	(3,410)	(8,910)	(1,728,638)
Advances to public shell	—	(50,040)	(100,080)

Net cash flows from investing activities	(3,410)	(63,950)	(1,833,718)

Cash Flows From Financing Activities
Proceeds from borrowings	—	100,000	1,900,000

Net cash flows from financing activities	—	100,000	1,900,000

Net increase in cash	(28,243)	(22,203)	8,029
Cash at the Beginning of the Period	36,272	30,232	—

Cash at the End of the Period	$8,029	$8,029	$8,029

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$20,383	$33,754	$33,754

Cash paid for income taxes	$—	$—	$—

KY USA ENERGY, INC.

(An Exploration Stage Company)

April 30, 2008

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Nature of Operations

KY USA Energy, Inc. (the “Company”) was incorporated on October 5, 2007 under the laws of the Commonwealth of Kentucky. The Company is primarily engaged in the acquisition and exploration of gas properties.

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations.

Recent Accounting Pronouncements Issued

In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” (FIN 48). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. FIN 48 requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 will also require significant additional disclosures. This Interpretation will be effective for fiscal years beginning after December 15, 2006 for publicly traded companies and will be effective for fiscal years beginning after December 15, 2007 for non-public entities. The Company will evaluate the potential impact of this Interpretation on our financial position and results of operations.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements. The standard provides guidance for using fair value to measure assets and liabilities. It defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurement

Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company continues to evaluate the impact the adoption of this statement could have on its financial condition, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities — as amended (“SFAS 159”). SFAS 159 permits entities to elect to report eligible financial instruments at fair value subject to conditions stated in the pronouncement including adoption of SFAS 157 discussed above. The purpose of SFAS 159 is to improve financial reporting by mitigating volatility in earnings related to current reporting requirements. The Company is considering the applicability of SFAS 159 and will determine if adoption is appropriate. The effective date for SFAS 159 is for fiscal years beginning after November 15, 2007.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), which improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS 141(R) requires acquisition-related costs and restructuring costs to be recognized separately from the acquisition. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company will evaluate the potential impact of this Interpretation on our financial position and results of operations.

KY USA ENERGY, INC.

(An Exploration Stage Company)

April 30, 2008

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Advances to Public Shell Company

The Company has advanced approximately $100,000 in fees to Kentucky USA Energy, Inc. a public shell company, with which the Company is seeking to merge, See Note 7, related to raising capital and obtaining additional debt financing. These amounts are included on the balance sheets under the caption “Advances to public shell company” at $100,080 and $50,040 at April 30, 2008 and October 31, 2007, respectively.

Natural Gas Properties

The Company follows the full cost method of accounting for gas property acquisition, exploration and development activities. Under this method, all productive and non-productive costs incurred in connection with the acquisition of, exploration for and development of gas reserves for each cost center are capitalized. Capitalized costs include lease acquisitions, geological and geophysical work, and the costs of drilling, completing and equipping gas wells. Costs, however, associated with production and general corporate activities are expensed in the period incurred. Interest costs related to proved properties and properties under development are also capitalized to gas properties. Gains or losses are recognized only upon sales or dispositions of significant amounts of gas reserves representing an entire cost center. Proceeds from all other sales or dispositions are treated as reductions to capitalized costs. The capitalized gas property, less accumulated depreciation, depletion and amortization and related deferred income taxes, if any, is generally limited to an amount (the ceiling limitation) equal to the sum of: (a) the present value of estimated future net revenues computed by applying current prices in effect as of the balance sheet date (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved gas reserves, less estimated future expenditures (based on current costs) to be incurred in developing and producing the reserves using a discount factor of 10% and assuming continuation of existing economic conditions; and (b) the cost of investments in unevaluated properties that are excluded from the costs being amortized.

Other Property and Equipment and Long – Lived Assets

Other property and equipment are carried at cost. The Company provides for depreciation of other property and equipment using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Long-lived assets (other than oil and gas properties) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

When evidence indicates that operations will not produce sufficient cash flows to cover the carrying amount of the related assets, a permanent impairment is recorded to adjust the assets to fair value. At April 30, 2008, management believes that carrying amounts of all of the Company’s long-lived assets will be fully recovered over the course of the Company’s normal future operations.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported on the financial statements and accompanying notes. Actual results could differ from those estimates. Gas reserve estimates are developed from information provided by the Company’s management to Willard F. Glover, Petroleum Engineer and Geologist, of Crossville, Tennessee at October 31, 2007.

KY USA ENERGY, INC.

(An Exploration Stage Company)

April 30, 2008

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under Statement 109, a liability method is used whereby deferred tax assets and liabilities are determined based on temporary differences between basis used for financial reporting and income tax reporting purposes. Income taxes are provided based on tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not, that the Company will not realize the tax assets through future operations.

Fair Value of Financial Instruments

Financial Accounting Standards Statement No. 107, “Disclosures about Fair Value of Financial Instruments,” requires the Company to disclose, when reasonably attainable, the fair market values of its assets and liabilities which are deemed to be financial instruments. The Company’s financial instruments consist primarily of cash and notes payable whose carrying values are estimated to approximate fair value due to recent origination and short term duration of the loans.

NOTE 2 – NATURAL GAS LEASES

The Company has secured a 75% net revenue interest in leaseholds in Western Kentucky covering approximately 2,100 acres. The cost incurred to purchase these leasehold interests was approximately $1,700,000.

As a condition for the assignment or farm-out of the leases, the Company must drill a minimum of 12 wells per year until all locations have been developed. Further, the Company must provide a natural gas gathering line for wells on the project acreage. Management estimates the cost of drilling to be $350,000 per well.

NOTE 3 – OTHER PROPERTY AND EQUIPMENT

Other property and equipment consisted of the following:

	Depreciable Life	April 30, 2008	October 31, 2007
Machinery and Equipment	5-7 yrs	$5,000	0
Total		5,000	0
Less accumulated depreciation		(0)	0
Other property and Equipment—net		$5,000	0

The Company uses the straight-line method of depreciation ranging from five years to seven years, depending on the asset life.

KY USA ENERGY, INC.

(An Exploration Stage Company)

April 30, 2008

NOTE 4 – NOTES PAYABLE

The Company had the following debt obligations:

	April 30, 2008	October 31, 2007
Non-interest bearing note payable to K and D Energy, secured by a Second mortgage on oil and gas leases, and repayable on or before August 5, 2008	$1,000,000	$1,000,000
Note payable to Somerset Recycling Service, Inc. (“Somerset”) secured by oil and gas properties, bearing interest at 10%, interest due in monthly Payments with the principle due on May 5, 2008	800,000	800,000
Notes Payable to John Thomas Bridge and Opportunity Fund (“Opportunity Fund”) secured by 222 shares of stock, bearing interest at 10% interest due in monthly payments with the principle due on May 12, 2008	100,000	0

	$1,900,000	$1,800,000

NOTE 5 – PROVISION FOR INCOME TAXES

The Company provides deferred income tax assets and liabilities using the liability method for temporary differences between book and taxable income.

The Company recorded valuation allowances of $21,700 and $1,900 at April 30, 2008 and October 31, 2007, respectively, fully offsetting the deferred tax benefit, as management is unable to determine that these tax benefits are more likely than not to be realized.

NOTE 6 – STOCK SUBSCRIPTION AGREEMENT

The Company issued the entire 2,000 shares of common stock authorized to the sole-stockholder in exchange for the shareholder paying the cost of establishing the Company and for assisting the Company in acquiring gas leases. This transaction is a non-monetary transaction and has been valued based upon the fair value of the costs incurred by the stockholder to create the Company.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Merger with Kentucky USA Energy, Inc. and Private Placement Memorandum

The Company has entered into an agreement in principle to a merger with Kentucky USA Energy, Inc. (“Kentucky USA”), a publicly traded company currently listed on the NASD OTC Bulletin Board. Kentucky USA currently has no operations and is referred to as a shell company. Upon merger, an aggregate of 18,000,000 shares of Kentucky USA’s common stock will be issued to the holder of the Company’s common stock which will represent approximately 47% of its outstanding shares depending upon the proceeds from the offering, described below. Further, the Company will have the right to appoint four of the five members of the board of directors for Kentucky USA.

Simultaneously with the merger, the merged Companies have agreed to sign a Callable Convertible Note for $5,000,000. The Callable Convertible Note in the form of a promissory note is convertible into shares of common stock. The note is for a forty two month term and carries an 8% interest rate compounded monthly and maybe converted to common stock 180 days from the insurance date or the effectiveness date of the registration whichever is earlier. The note also comes with 10,000,000 stock warrants to purchase shares of Common Stock exercisable for a period of seven years with an initial exercise price of $1.75 per share.

KY USA ENERGY, INC.

(An Exploration Stage Company)

April 30, 2008

NOTE 7 – COMMITMENTS AND CONTINGENCIES (Continued)

Stock Warrants

As more fully described in Note 3, the Company has an outstanding loan with Somerset Recycling Services, Inc. In the case of any subsequent financing, merger or acquisition, or any other business combination that results in cash proceeds of $1,000,000, the Company has the right to repay the loan without any prepayment penalty. In addition, if at any time the Company merges with a publicly traded company, it will be required to issue 1,600,000 warrants to purchase shares of such public company to the Lender, exercisable for a period of five (5) years and with an initial exercise price of $1.00 per share.

As more fully described in Note 3, the company has an outstanding loan with John Thomas Bridge and Opportunity Fund. In addition, if at any time the Company merges with a publicly traded company, it will be required to issue 200,000 warrants to purchase shares of such public company to the lender, exercisable for a period of five (5) years and with an initial exercise price of $1.00 per share.

Commitment to Drilling Program

As described in Note 2, the Company is committed to a drilling program that requires it to drill no less than 12 wells per year at an estimated cost of $350,000 per well. The Company’s ability to drill is contingent upon raising capital or obtaining additional financing. The Company is currently attempting to obtain an additional credit facility of $5,000,000 with the proceeds to complete the drilling program. If the Company is unable to raise capital or to obtain additional financing, it will be unable to drill and will forfeit its rights under the natural gas leases.

NOTE 8 – SUPPLEMENTAL NATURAL GAS INFORMATION (Unaudited)

Information with respect to the Company’s natural gas producing activities is presented in the following tables. Estimates of reserve quantities, as well as future production and discounted cash flows before income taxes, were determined by Willard F. Glover – Consulting Engineer and Geologist utilizing information provided by management as of October 31, 2007

Gas Related Costs

The following table sets forth information concerning costs related to the Company’s gas property acquisition, exploration and development activities in the United States during the periods.

	April 30, 2008	October 31, 2007
Property acquisitions:	$1,728,638	$1,719,728
Proved	—	—
Unproved	—	—
Less proceeds from sales of properties	—	—
Development cost	—	—

Total	$1,728,638	$1,719,728

Results of Operations from Gas Producing Activities

As of October 31, 2007 and April 30, 2008, the Company was still in an exploratory stage and had not begun any drilling or producing activities.

KY USA ENERGY, INC.

(An Exploration Stage Company)

April 30, 2008

NOTE 8 – SUPPLEMENTAL NATURAL GAS INFORMATION (Unaudited) (Continued)

Natural Gas Reserves

The following table sets forth the Company’s net proved gas reserves at October 31, 2007, and the changes in net proved gas reserves for the year then ended. Proved reserves represent the quantities of natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in the future years from known reservoirs under existing economic and operating conditions. Reserves are measured in units of one thousand cubic feet (mcf) in the case of gas.

Of the Company’s total proved reserves as of October 31, 2007, 100% were classified as proved undeveloped. All of the Company’s reserves are located in Western Kentucky.

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows from the Company’s proved gas reserves is presented in the following tables

Amount in Thousands
Future cash inflows	$119,958
Future production costs and taxes	(8,769)
Future development costs	(14,000)
Future income tax expenses	(8,590)

Net future cash flows	88,599
Discount at 10% for timing of cash	(34,908)

Discounted future net cash flows from proved reserves	$53,691

Estimated future net cash flows represent an estimate of future net revenues from the production of proved reserves using current sales prices, along with estimates of the operating costs, production taxes and future development and abandonment costs (less salvage value) necessary to produce such reserves. The average price used at October 31, 2007 was $6.00 per MCF of gas. No deduction has been made for depreciation, depletion or any indirect costs such as general corporate overhead or interest expense.

Operating costs and production taxes are estimated based on estimated current costs with respect to producing properties. Future development costs are based on the best estimate of such costs assuming current economic and operating conditions.

Income tax expense is computed based on applying the appropriate statutory tax rate to the excess of future cash inflows less future production and development costs over the current tax basis of the properties involved.

The future net revenue information assumes no escalation of costs or prices. Future costs and prices could significantly vary from current amounts and, accordingly, revisions in the future could be significant.

KY USA ENERGY, INC.

(An Exploration Stage Company)

April 30, 2008

NOTE 9 – SUBSEQUENT EVENTS

On May 2, 2008, the Company, Kentucky USA (formerly Las Rocas Mining Corp) and KY Acquisition Corp., a wholly-owned subsidiary of Kentucky USA (“Acquisition Sub”), entered into an Agreement and Plan of Merger and Reorganization, which closed on May 2, 2008. Pursuant to the terms of the Merger Agreement, Acquisition Sub merged with and into the Company, which became a wholly-owned subsidiary of the Kentucky USA (the “Merger”).

At the closing of the Merger on May 2, 2008, each share of the Company’s common stock issued and outstanding immediately prior to the closing of the Merger was converted into 9,000 shares of the common stock, par value $0.0001 per share (“Common Stock”) of Kentucky USA. An aggregate of 18,000,000 shares of Kentucky USA’s Common Stock was issued to the holders of the Company’s common stock. Investor relations consultants received 5,000,000 shares of the Common Stock and the shareholders of KY USA received 12,000,000 shares of the Common Stock.

Pursuant to the terms of the Merger, Kentucky USA assumed all of the Company’s obligations under the Company’s outstanding stock options and warrants. At the time of the Merger, the Company did not have any outstanding stock options or warrants to purchase shares of its common stock, except that (i) pursuant to a bridge loan with Somerset, upon the consummation of the Merger, Somerset received warrants to purchase 2,000,000 shares of Kentucky USA’s Common Stock at $1.00 per unit, and (ii) pursuant to a bridge loan with the Opportunity Fund, upon consummation of the Merger, the Opportunity Fund received 250,000 warrants to purchase Kentucky USA’s Common Stock at $1.00 per share. Neither Kentucky USA nor the Company had any other options or warrants to purchase shares of capital stock outstanding at the time of the Merger.

On May 9, 2008, the Company issued a promissory note with a principal amount of $100,000 to one lender. The promissory note was to be due on June 15, 2008, and bore interest at 10%. In addition, upon the Company merging with Kentucky USA, this lender received warrants to purchase 200,000 shares of Kentucky USA Common Stock, such warrants having an initial exercise price of $1.00 per share and expiring five years after issuance. The Company repaid this loan out of the proceeds of the offering discussed below.

On May 29, 2008 Kentucky USA closed a private offering (the “Offering”) of its 8% senior secured convertible note and warrants to purchase 2,500,000 shares of its Common Stock to one institutional investor for aggregate gross proceeds of $2.5 million. Kentucky USA used a portion of the net proceeds of this offering to repay bridge loans made to the Company (including the May 9th bridge loan).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Overview

KY USA Energy, Inc. (“KY USA” or “we”) was incorporated in the Commonwealth of Kentucky on October 5, 2007 to acquire, explore and develop oil and gas resource properties, with a primary focus initially on shale gas in the Illinois Basin in western Kentucky. KY USA has secured a 100 % working interest and a 75% net revenue interest in a leasehold in Western Kentucky covering 2,092 acres targeting gas extraction from the New Albany Shale. We have identified approximately 40-50 drilling locations on this leasehold. Estimated net recoverable “proved undeveloped reserves1”, as determined by an independent petroleum engineer, are 499.8 million cubic feet of gas per well or 19.992 billion cubic feet of gas based on 40 locations with 40 acre spacing. This leasehold is directly adjacent to producing wells.

On May 2, 2008, KY USA, Kentucky USA Energy, Inc. (“Kentucky USA”), a publicly traded Delaware corporation, and KY Acquisition Corp., a wholly-owned subsidiary of Kentucky USA (“Acquisition Sub”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on May 2, 2008, Acquisition Sub merged with and into KY USA, which became a wholly-owned subsidiary of Kentucky USA (the “Merger”).

On May 5, 2008, Kentucky USA filed a current report on Form 8-K with the SEC describing the Merger in further detail. That Form 8-K included as exhibits audited financial statements of KY USA for the fiscal year ended October 31, 2007 and interim financial statements of KY USA for the quarter ended January 31, 2008. This current report on Form 8-K presents interim financial statements of KY USA for the interim period ended April 30, 2008, prior to the Merger.

Following the Merger, Kentucky USA changed its fiscal year end to October 31 to match that of KY USA. As a result of this change and pursuant to SEC staff guidance, Kentucky USA will file its first combined Form 10-Q following the Merger (and related change of its fiscal year end) for the quarter ending July 31, 2008.

Results of Operations for the Three and Six Month Period Ended April 30, 2008

We are still in our exploration stage and have generated no revenues to date.

We incurred expenses of $24,833 and $111,789 for the three and six month period ended April 30, 2008, respectively. These expenses consisted of general and administrative, legal and accounting and interest expenses incurred in connection with the start-up and day to day operation of our business and costs relating to the Merger.

[1]	According to Securities and Exchange Commission (“SEC”) definitions, “proved undeveloped reserves” are those that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required.

KY USA ENERGY, INC.

(An Exploration Stage Company)

April 30, 2008

We have generated no revenues and our net operating loss from inception through April 30, 2008 was $70,776. Because we were incorporated on October 5, 2007, we do not have comparative financial statements from previous years.

Liquidity and Capital Resources and Subsequent Events

Our cash balance as of April 30, 2008 was $8,029.

On May 9, 2008, we borrowed $100,000 from one individual as a bridge loan to be used for working capital purposes. In addition, upon our merging with Kentucky USA, this lender received warrants to purchase 200,000 shares of Kentucky USA Common Stock, such warrants having an initial exercise price of $1.00 per share and expiring five years after issuance.

On May 29, 2008 Kentucky USA closed a private offering (the “Offering”) of its 8% senior secured convertible note and warrants to purchase 2,500,000 shares of its common stock, $0.0001 par value per share, to one institutional investor for aggregate gross proceeds of $2.5 million, as more fully described in a Form 8-K filed by Kentucky USA with the SEC on June 4, 2008. Kentucky USA used a portion of the net proceeds of the Offering to repay bridge loans made to us (including the May 9th bridge loan). If sufficient funds remain available from the net proceeds of the Offering over and above reasonable reserves for working capital for the next few months, we intend to begin drilling at one of the five locations that, as previously disclosed by Kentucky USA, we have identified for our initial wells.

Including the net proceeds from the Offering, we only have sufficient funds to conduct our operations for three to six months. Pursuant to our commitments with respect to our working interest the leasehold property in western Kentucky, we are required to drill 12 wells per year. We currently estimate the cost to drill each well to be approximately $350,000, for a total of approximately $4.2 million each year. We currently do not have the funds to complete these drillings and we will require additional funds to do so. In the event that we cannot raise the necessary funds or do not drill 12 wells per year, we will lose the rights to our leasehold property. The loss of this leasehold land would have a substantial material adverse impact on our business.

We presently do not have any available credit, bank financing or other external sources of liquidity, other than the net proceeds from the Offering. Due to our brief history and historical operating losses, our operations have not been a source of liquidity. We will need to obtain additional capital in order to drill our wells, expand operations and become profitable. In order to obtain capital, Kentucky USA may need to sell additional shares of its common stock and we or Kentucky USA may need to borrow funds from private lenders. There can be no assurance that we or Kentucky USA will be successful in obtaining additional funding in amounts or on terms acceptable to us, if at all.

If we are not successful in raising sufficient capital resources on terms acceptable to us, or in generating sufficient liquidity from our operations, our business, results of operations, liquidity and financial condition will suffer materially.